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                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                         AS RESTATED
                                                         MARCH 31,                          ------------------------------------
                                                          2005         2004        2003        2002         2001         2000
                                                        ----------  ----------  ----------  -----------  -----------  ----------
Income before Taxes & Cumulative Effect
  of Change in Accounting Principle                     $   32,467  $   92,604  $   39,160  $    29,041  $    67,428  $   88,932
Plus: Fixed Charges
        Interest expense
           Deposits                                         22,281      60,279      56,030       84,408      127,566     176,038
           Other                                            22,999      80,483      76,321       75,507      117,202     191,865
                                                        ----------  ----------  ----------  -----------  -----------  ----------
           Total                                            45,280     140,762     132,351      159,915      244,768     367,903

        Rent Expense                                           540       1,956       1,819        1,845        1,854       1,880
                                                        ----------  ----------  ----------  -----------  -----------  ----------
Total Fixed Charges                                         45,820     142,718     134,170      161,760      246,622     369,783

Earnings                                                $   78,287  $  235,322  $  173,330  $   190,801  $   314,050  $  458,715

Ratio of Earnings to fixed charges
         Including interest on deposits                       1.71 x      1.65 x      1.29 x       1.18 x       1.27 x      1.24 x
         Excluding interest on deposits                       3.33 x      2.85 x      2.22 x       2.47 x       2.64 x      2.37 x

         Dividend on P/S                                         -           -       7,063        5,151        5,049       5,354
         Fixed charges                                      45,820     142,718     141,233      166,911      251,671     375,137

Earnings to fixed charges and preferred stock dividend
         Including interest on deposits                       1.71 x      1.65 x      1.23 x       1.14 x       1.25 x      1.22 x
         Excluding interest on deposits                       3.33 x      2.85 x      2.03 x       2.31 x       2.53 x      2.30 x
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